Exhibit 2.1

EXECUTION COPY

PURCHASE AND SALE AGREEMENT

by and among

PAR PETROLEUM CORPORATION,

as Buyer

SEACOR ENERGY HOLDINGS INC.,

as Seller

SEACOR HOLDINGS INC.,

as Guarantor

and

GATEWAY TERMINALS LLC,

solely with respect to Section 8.1(b)(iv)

Dated as of December 31, 2012

ii

Exhibit A	Accounting Principles
Exhibit B	Form of Transition Services Agreement

iii

PURCHASE AND SALE AGREEMENT, dated as of December 31, 2012, by and among Par Petroleum Corporation, a Delaware corporation (“Buyer”), SEACOR Energy Holdings Inc., a Delaware corporation (“Seller”), SEACOR Holdings Inc., a Delaware corporation (“SEACOR”) and solely with respect to Section 8.1(b)(iv), Gateway Terminals LLC, a Delaware limited liability company (“Gateway”).

W I T N E S S E T H :

WHEREAS, Seller owns all of the issued and outstanding shares of common stock of SEACOR Energy, Inc., a Delaware corporation (such company being referred to as the “Company” and such shares of common stock being referred to as the “Purchased Equity”);

WHEREAS, the Company owns all of the issued and outstanding common shares of SEACOR Energy Canada Limited, a corporation existing under the laws of Alberta, Canada (such company being referred to as “SEACOR Energy Canada” and such shares of SEACOR Energy Canada being referred to as the “SEACOR Energy Canada Shares”);

WHEREAS, Seller wishes to sell the Purchased Equity to Buyer, and Buyer wishes to purchase the Purchased Equity from Seller, upon the terms and conditions and for the consideration set forth in this Agreement;

WHEREAS, concurrently with the execution of this Agreement, SEACOR and Buyer have entered into the Transition Services Agreement;

WHEREAS, as a material inducement to Buyer to enter into this Agreement and for the sum of $10 paid by Buyer (on behalf of the Company) to Gateway, Gateway has agreed to indemnify the Buyer Indemnified Parties with respect to the matters set forth in Section 8.1(b)(iv); and

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties made herein and of the mutual benefits to be derived therefrom, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

PURCHASE AND SALE OF THE PURCHASED EQUITY

Section 1.1 Purchase and Sale of the Purchased Equity. On the terms and conditions hereof, Seller hereby sells, transfers, conveys, assigns and delivers to Buyer, and Buyer hereby purchases, acquires and accepts from Seller, the Purchased Equity, free and clear of any and all Liens. The purchase price for the Purchased Equity shall be $14,000,000 (the “Base Purchase Price”), plus the Final Working Capital, as adjusted pursuant to the procedures set forth in Section 1.4 (collectively, the “Purchase Price”).

Section 1.2 Payment of Purchase Price.

(a) Payment at Closing. On the Closing Date, Buyer shall pay to Seller an amount equal to the Base Purchase Price, plus the Estimated Working Capital, plus $25,000 representing fifty percent (50%) of the expense to procure the Tail Policy, plus $20 representing consideration to Gateway, minus the Deposit Amount, minus $8,500 representing fifty percent (50%) of the cost to obtain the Standby LC (collectively, the “Closing Date Payment”).

(b) Post-Closing Adjustment. Within three (3) Business Days following the completion of the determination of the Final Working Capital pursuant to Section 1.4, (i) if an Adjusted Excess Amount exists, Buyer shall pay to Seller an amount in cash equal to such Adjusted Excess Amount by wire transfer of immediately available funds to an account or accounts designated in advance by Seller, and (ii) if an Adjusted Shortfall Amount exists, Seller shall pay to Buyer an amount in cash equal to the Adjusted Shortfall Amount by wire transfer of immediately available funds to an account or accounts designated in advance by Buyer.

Section 1.3 Closing.

(a) The closing of the sale and purchase of the Purchased Equity (the “Closing”) will take place at the offices of Milbank, Tweed, Hadley & McCloy LLP (“Milbank”), One Chase Manhattan Plaza, New York, New York on the date hereof (the “Closing Date”).

(b) Proceedings. Except as otherwise specifically provided for herein, all proceedings that will be taken and all documents that will be executed and delivered by the parties on the Closing Date will be deemed to have been taken and executed simultaneously, and no proceeding will be deemed taken or any document executed and delivered until all such proceedings have been taken, and all such documents have been executed and delivered.

Section 1.4 Working Capital Adjustment.

(a) Prior to Closing, Seller has furnished to Buyer the statement attached hereto as Schedule 1.4(a), reflecting Seller’s good faith estimate of the Working Capital as of the Closing Date (the “Estimated Working Capital”).

(b) As promptly as practicable, but no later than ninety (90) days after the Closing, Buyer will cause to be prepared and delivered to Seller a statement setting forth the Working Capital as of the Closing Date (such statement the “Draft Closing Statement”). The Draft Closing Statement shall present Buyer’s calculation of the Working Capital as of the Closing Date.

(c) If Seller disagrees with one or more of the items set forth on the Draft Closing Statement, Seller may, within thirty (30) days after receipt of the Draft Closing Statement, deliver a written notice to Buyer disagreeing with some or all of such items and setting forth the basis thereof and the adjustment Seller believes should be made (the “Working Capital Seller Objection”). The Working Capital Seller Objection shall specify those items or amounts as to which Seller disagrees as well as the reasons for such disagreement in reasonable detail, and Seller shall otherwise be deemed to have agreed with all other items and amounts contained in the Draft Closing Statement and Buyer’s calculation of any of the undisputed items. If Seller fails to deliver a Working Capital Seller Objection within such thirty (30)-day period, or if Seller notifies Buyer that Seller has no objection to the Draft Closing Statement, all calculations, valuations and allocations set forth on the Draft Closing Statement shall be final, binding, conclusive and non-appealable for all purposes of this Agreement.

(d) If a Working Capital Seller Objection shall be duly delivered pursuant to Section 1.4(c), Seller and Buyer shall, during the thirty (30) days following such delivery, use all reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of any such disputed item. If, at the conclusion of such period or any mutually agreed extension thereof, Seller and Buyer are unable to reach an agreement, either party may submit to Hein & Associates LLP (or if such firm is unwilling or unable to serve, such other accounting firm or Person as may be agreed to by Buyer and Seller) (the firm ultimately chosen, the “Accounting Referee”) all items remaining in dispute. The Accounting Referee shall promptly review this Section 1.4 and the disputed items or amounts for the purpose of determining such disputed items or amounts. In making such determination, the Accounting Referee shall consider only those items or amounts in Buyer’s calculation of disputed items or amounts as to which Seller has disagreed solely in accordance with the terms of this Agreement and not by independent review. In no event shall the Accounting Referee’s determination be outside of the range of amounts claimed by the respective parties with respect to those items in dispute. Seller and Buyer shall make available to the Accounting Referee, at reasonable times, all relevant books and records and any work papers (including those of the parties’ respective accountants) relating to the Draft Closing Statement, the Working Capital Seller Objection and all other items reasonably requested by the Accounting Referee. Seller and Buyer agree to execute, if requested by the Accounting Referee, a reasonable engagement letter, including customary indemnification provisions in favor of the Accounting Referee. The Accounting Referee shall deliver to Seller and Buyer, as promptly as practicable, but in no event later than forty-five (45) calendar days after its engagement, a report setting forth such calculation. Such report shall be final, binding, conclusive and non-appealable for all purposes hereunder. The fees, costs and expenses of the Accounting Referee shall be borne by Buyer and Seller, as the case may be, in inverse proportion as they may prevail on such amounts in dispute and the remainder of such expenses and fees shall be borne by the other party. The proportionate allocation shall be determined by the Accounting Referee and included in its report.

(e) Seller and Buyer agree that they will, and Buyer agrees to cause its and the Company’s respective independent accountants and the Company to, cooperate and assist in the preparation and review of the Draft Closing Statement and the calculation of the items or amounts therein, including the making available of books, records, work papers and personnel at such reasonable times as are reasonably requested.

(f) If, following the determination of the Final Working Capital pursuant to this Section 1.4, an Adjusted Excess Amount exists, such Adjusted Excess Amount shall be paid by Buyer to Seller in accordance with Section 1.2(b)(i). If, following the determination of the Final Working Capital pursuant to this Section 1.4, an Adjusted Shortfall Amount exists, such Adjusted Shortfall Amount shall be paid by Seller to Buyer in accordance with Section 1.2(b)(ii).

(g) Any payments made pursuant to Section 1.4(c) shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 1.5 Closing Deliverables.

(a) At Closing, Seller shall deliver to Buyer the following:

(i) Stock certificates from Seller representing the shares of Purchased Equity, duly endorsed in blank or accompanied by stock transfer powers, sufficient to transfer such shares to Buyer.

(ii) A duly executed counterpart to the Transition Services Agreement.

(iii) The consents listed on Schedule 1.5(a).

(iv) For the Company and its Subsidiary, certificates issued by an appropriate authority of the jurisdiction of organization of each entity and each other jurisdiction listed in Schedule 4.1, certifying that such entity is in good standing under the Laws of such jurisdiction (collectively, the “Good Standing Certificates”) (to the extent the concept is legally recognized under the applicable Laws of the state or jurisdiction of its organization).

(v) A certificate executed by an authorized officer of each of the Company and its Subsidiary certifying and attaching the (A) Organizational Documents of the Company and its Subsidiary, respectively and (B) Good Standing Certificates.

(vi) A certificate of non-foreign status in accordance with Section 1.1445-2(b)(2) of the U.S. Treasury Regulations executed by Seller.

(vii) IRS Form W-9 executed by Seller.

(viii) Resignations as directors and officers from the directors and officers of the Company and the Subsidiary, as designated by Buyer.

(b) At Closing, Buyer shall deliver to Seller the following:

(i) The Closing Date Payment.

(ii) A standby letter of credit (the “Standby LC”) in the amount of $11,710,000 naming SEACOR as beneficiary in respect of the following: (A) letter of credit issued by DNB Bank, ASA in favor of Suncor Energy Marketing Inc., with a maturity date of February 5, 2013 and, (B) letter of credit issued by DNB Bank, ASA in favor of Cenovus Energy Marketing Services Limited, with a maturity date of February 5, 2013, in each case in order to secure SEACOR in the event either letter of credit described in (A) or (B) above is drawn.

(iii) A duly executed counterpart to the Transition Services Agreement.

ARTICLE II

DEFINITIONS

Section 2.1 Specific Definitions. As used in this Agreement and the Schedules hereto, the following terms have the following meanings:

“Accounting Principles” means the accounting principles and methodologies set forth on Exhibit A hereto.

“Accounting Referee” has the meaning set forth in Section 1.4(d).

“Adjusted Excess Amount” means the amount, if positive, equal to the difference of (a) the Final Working Capital, minus (b) the Estimated Working Capital.

“Adjusted Shortfall Amount” means the amount, if negative, equal to the difference of (a) the Final Working Capital, minus (b) the Estimated Working Capital.

“Affiliate” means with respect to any Person, a Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person and “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

“Agreement” means this Purchase and Sale Agreement, including the Exhibits and Schedules hereto, as the same may be modified or amended.

“Annual Balance Sheet Date” has the meaning set forth in Section 4.3.

“Annual Financial Statements” has the meaning set forth in Section 4.3.

“Base Purchase Price” has the meaning set forth in Section 1.1.

“Business Day” means any day other than Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnified Party” means Buyer, its Affiliates (including the Company and its Subsidiary) and their respective equity holders, managers, officers, directors, employees, agents, successors and assigns.

“Cap” has the meaning set forth in Section 8.1(c).

“Claim Notice” has the meaning set forth in Section 8.2(a).

“Closing” has the meaning set forth in Section 1.3(a).

“Closing Date” has the meaning set forth in Section 1.3(a).

“Closing Date Payment” has the meaning set forth in Section 1.2(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals.

“Company Employee” has the meaning set forth in Section 6.3(a).

“Company Indemnified Party” has the meaning set forth in Section 6.1(a).

“Company Intellectual Property” has the meaning set forth in Section 4.13.

“Consent” means any consent, approval, authorization, action, Permit, exception, waiver or other Order of, action by, filing, registration, designation or declaration with, or notification to any Governmental Entity or other Person.

“Deductible” has the meaning set forth in Section 8.1(c).

“Deposit Amount” means $3,450,000.

“Direct Claim” has the meaning set forth in Section 8.3.

“Direct Claim Notice” has the meaning set forth in Section 8.3.

“Draft Closing Statement” has the meaning set forth in Section 1.4(b).

“Eligible Claim Threshold” has the meaning set forth in Section 8.1(c).

“Environmental, Health and Safety Laws” means any foreign, federal, state, provincial or local Law, Order or other Governmental Entity requirement, which relates to or otherwise imposes liability or standards of conduct relating to environmental, health or safety matters.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person with whom the Company or its Subsidiary is treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Estimated Working Capital” has the meaning set forth in Section 1.4(a).

“Final Working Capital” means the Working Capital as of the Closing Date (a) as shown in Buyer’s calculation delivered pursuant to Section 1.4(b), if no Working Capital Seller Objection is duly delivered pursuant to Section 1.4(c), or (b) if a Working Capital Seller Objection is delivered, (i) as agreed by Seller and Buyer pursuant to Section 1.4(d) or (ii) in the absence of such agreement, as shown in the Accounting Referee’s report delivered pursuant to Section 1.4(d).

“Financial Statements” has the meaning set forth in Section 4.3.

“Fundamental Representations” means the representations and warranties contained in Section 3.1 (Organization), Section 3.2 (Authorization, etc.), Section 3.4 (Title to the Purchased Equity), Section 3.6 (Brokers and Finders), Section 4.1(a) (Corporate Status, etc.) and Section 4.2(a) and (b) (Capitalization).

“GAAP” has the meaning set forth in Section 4.3.

“Gateway” has the meaning set forth in the preamble.

“Gateway Lease” means (a) that certain Gateway Terminals Lease dated September 29, 2008, between the Company and Gateway for tank 101, (b) that certain Gateway Terminals Lease dated August 28, 2008, between the Company and Gateway for tanks 102, 103 and 104 and (c) any other contract or agreement entered into between the Company and Gateway prior the Closing Date.

“Good Standing Certificates” has the meaning set forth in Section 1.5(a)(iv).

“Governmental Entity” means any court, tribunal, arbitrator, authority, agency, bureau, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, province, country, city or other political subdivision.

“Guaranteed Obligations” has the meaning set forth in Section 9.19.

“Guarantor” has the meaning set forth in Section 9.19.

“Guaranty” has the meaning set forth in Section 9.19.

“Hazardous Substance” means (a) any and all substances, wastes, pollutants, contaminants and materials regulated, or defined or designated as hazardous, dangerous or toxic, under any Environmental, Health and Safety Laws, (b) gasoline, diesel fuel or other petroleum hydrocarbons, (c) PCBs, asbestos, mold or urea formaldehyde foam insulation and (d) natural gas, synthetic gas and any mixtures thereof.

“Indemnified Party” means any Person claiming indemnification under any provision of Article VIII.

“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article VIII.

“Intellectual Property” has the meaning set forth in Section 4.13.

“IRS” means the United States Internal Revenue Service.

“Law” means any provision of any federal, state, provincial, local, foreign, international, municipal or administrative Order, constitution, law, common law and the law of equity, ordinance, Permit, regulation, rule, code, plan, statute or treaty of, and the departmental or regulatory policies and guidelines of, a Governmental Entity.

“Leased Real Property” means all real property interests leased by the Company or its Subsidiary.

“Leases” has the meaning set forth in Section 4.11(c).

“Lien” means any lien, mortgage, pledge, deed of trust, hypothecation, claim, security interest, title defect, encumbrance, burden, charge or other similar restriction, lease, sublease, claim, title retention agreement, option, easement, covenant, encroachment or other adverse claim, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Loss” means any and all claims, damages, deficiencies, fines, fees, losses, obligations, penalties, payments (including those arising out of any settlement, judgment or compromise relating to any Proceeding), and reasonable costs and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other expenses incurred in investigating, preparing, defending, avoiding or settling any claim, default or assessment).

“M&A Qualified Beneficiaries” has the meaning set forth in Section 6.3(e).

“Material Adverse Effect” means any event, circumstance, occurrence, state of fact, change in, or effect that, individually or in the aggregate with other events, circumstances, occurrences, states of fact, changes in, or effects, has or would reasonably be likely to have a material adverse effect on (a) the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiary, taken as a whole or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that a Material Adverse Effect shall exclude any adverse changes or circumstances as and to the extent such changes or circumstances relate to or result from (i) public or industry knowledge of the transactions contemplated by this Agreement (including any action or inaction of the Company’s and its Subsidiary’s employees, customers and vendors), (ii) general business, economic, political, regulatory or other conditions, including such conditions generally affecting the industry in which the Company and its Subsidiary compete or generally affecting the securities, financial or credit markets, including changes in interest rates or the availability of financing, (iii) national or international political or social conditions, including the engagement of the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack on the United States, or any of its territories or possessions, (iv) changes in Law or GAAP, (v) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby, (vi) the taking of any action by the Company or its Subsidiary with the prior consent of Buyer, (vii) the failure by the Company or its Subsidiary to meet projections or forecasts or revenue or earnings predictions for any period ending on or after the date hereof (it being understood that the underlying causes of, or factors contributing to, the failure to meet such projections or forecasts or revenue or earnings predictions may be taken into account in determining whether any Material Adverse Effect has occurred) or (viii) pandemics, earthquakes, hurricanes, tornados or other natural disasters, provided further, however, that any event, circumstance, occurrence, state of fact, change in, or effect referred to in clauses (ii), (iii), (iv) or (viii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be likely to occur to the extent that such event, circumstance, occurrence, state of fact, change in, or effect has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses.

“Material Contracts” has the meaning set forth in Section 4.14.

“Milbank” means has the meaning set forth in Section 1.3(a).

“Most Recent Balance Sheet Date” has the meaning set forth in Section 4.3.

“Most Recent Financial Statements” has the meaning set forth in Section 4.3.

“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 3(37)(A) of ERISA.

“NGL Matter” the lawsuit styled NGL Energy Partners, LP v. SEACOR Energy Holdings Inc., filed in the District Court of Tulsa County, State of Oklahoma, on November 13, 2012, under Case No. CJ-2012 05945, and any and all related Proceedings (whether or not now existing).

“Order” means any judicial decision, injunction, order, writ, decree (including a consent decree), ruling or charge that is issued by a Governmental Entity.

“Ordinary Course” means the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount) of the Company and its Subsidiary.

“Organizational Documents” means (a) with respect to any corporation or limited liability company, its articles or certificate of incorporation or memorandum and articles of association and by-laws, or other constating documents and (b) with respect to any trust, its trust agreement.

“Parent” has the meaning set forth in the definition of Subsidiary.

“Permits” means any licenses, permits, approvals, concessions, clearances, registrations, certificates (including certificates of occupancy), qualifications and other evidence of authority.

“Person” means any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Entity, body corporate or other entity.

“Pipeline Imbalance” means any marketing imbalance between the quantity of oil, natural gas, hydrocarbons and/or liquid petroleum products required to be delivered by the Company or its Subsidiary under any contract relating to the purchase and sale, gathering, transportation, storage, processing (including any production handling and processing at a separation facility) or marketing of oil, natural gas, hydrocarbons and/or liquid petroleum products and the quantity of such oil, natural gas, hydrocarbons and/or liquid petroleum products actually delivered by the Company or its Subsidiary pursuant to the relevant contract, together with any appurtenant rights and obligations concerning production balancing at the delivery point into the relevant sale, gathering, transportation, storage or processing facility.

“Plans” has the meaning set forth in Section 4.9(a).

“Post-Closing Tax Period” means (i) all taxable periods of the Company and the Subsidiary beginning after the Closing Date and (ii) the portion of any Straddle Period beginning on the date after the Closing Date.

“Pre-Closing Tax Period” means (i) all taxable periods of the Company and the Subsidiary ending on or before the Closing Date and (ii) the portion of any Straddle Period that ends on the Closing Date.

“Proceeding” means any action, suit, litigation, complaint, claim, charge, proceeding, citation, directive, penalty notice, directed disclosure, hearing, arbitration, grievance, demand, inquiry or investigation, including by any Governmental Entity or under any Law.

“Purchase Price” has the meaning set forth in Section 1.1.

“Purchased Equity” has the meaning set forth in the recitals.

“Releasee” has the meaning set forth in Section 6.6.

“SEACOR” has the meaning set forth in the preamble.

“SEACOR Energy Canada” has the meaning set forth in the recitals.

“SEACOR Energy Canada Shares” has the meaning set forth in the recitals.

“Securities Act” has the meaning set forth in Section 5.5.

“Seller” has the meaning set forth in the preamble.

“Seller Indemnified Parties” means Seller, its Affiliates (excluding the Company and its Subsidiary) and their respective equity holders, managers, officers, directors, employees, agents, successors and assigns.

“Seller Subject Marks” has the meaning set forth in Section 6.4.

“Straddle Period” has the meaning set forth in Section 6.2(b).

“Standby LC” has the meaning set forth in Section 1.5(b)(ii).

“Subsidiary” means with respect to any Person (the “Parent”), any other Person (other than a natural person), whether incorporated or unincorporated, of which more than fifty percent (50%) of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by the Parent or by one or more of its respective Subsidiaries or by the Parent and any one or more of its respective Subsidiaries.

“Tail Policy” has the meaning set forth in Section 6.1(b).

“Tax” means (i) any federal, state, provincial, local or foreign income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, real property, personal property, ad valorem, environmental (including taxes under Code section 59A), occupancy, license, occupation, employment, payroll, social security (or similar), disability, unemployment, workers’ compensation, withholding, estimated or other similar tax, assessment or other governmental charge of any kind whatsoever, including any amount owed in respect of any law relating to unclaimed property or escheat and including any interest, penalty or addition thereto, whether disputed or not and (ii) any amount owed under clause (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract or otherwise.

“Tax Accountant” has the meaning set forth in Section 6.2(b).

“Tax Return” means any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof that relates to either the Company or its Subsidiary.

“Third Party Claim” has the meaning set forth in Section 8.2(a).

“Third Party Defense” has the meaning set forth in Section 8.2(b).

“Transaction” means the purchase and sale of the Purchased Equity pursuant to this Agreement and the other transactions contemplated by this Agreement.

“Transaction Related Expenses” means any expenses, other than expenses paid by the Company prior to the Closing, incurred or payable by Seller, the Company or any of their Affiliates to the extent the Company is liable therefor in connection with the negotiation, preparation and execution of this Agreement and the other agreements and documents contemplated hereby, the performance of its obligations hereunder and thereunder, and the consummation of the Transaction, including (a) the fees and disbursements of the independent accountants and the legal counsel and investment bankers and (b) any sale bonus, success, retention, change of control, severance or other payment incurred or payable by Seller or the Company, if any, as a result of the consummation of the Transaction.

“Transfer Taxes” has the meaning set forth in Section 6.2(h).

“Transition Services Agreement” means that certain transition services agreement by and between SEACOR and Buyer, in the form substantially attached hereto as Exhibit B.

“Treasury Regulations” means the regulations prescribed under the Code.

“Working Capital” means an amount equal to the current assets less the current liabilities of the Company and its Subsidiary, as determined on a consolidated basis and in accordance with GAAP and prepared using the Accounting Principles and the methodologies and normalizations set forth in Schedule 1.4(a).

“Working Capital Seller Objection” has the meaning set forth in Section 1.4(c).

Section 2.2 Other Definitional Provisions.

(a) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) Terms defined in the singular have the same meaning when used in the plural, and vice versa.

(c) References to “Sections,” “Exhibits” and “Schedules” refer to Sections of, and Exhibits and Schedules to, this Agreement, unless otherwise specified.

(d) The words “include”, “includes”, or “including” and words of similar import, when used in this Agreement, shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.

ARTICLE III

REPRESENTATIONS AND WARRANTIES AS TO SELLER

Except as otherwise indicated on the Schedules, Seller represents and warrants to Buyer as follows:

Section 3.1 Organization. Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware.

Section 3.2 Authorization, etc. Each of Seller and SEACOR has full power and authority to enter into this Agreement and the Transition Services Agreement, as applicable, and to perform its obligations hereunder and thereunder. The execution and delivery by each of Seller and SEACOR of this Agreement and the Transition Services Agreement, as applicable, and the consummation by each of Seller and SEACOR of the transactions contemplated hereby and thereby, have been duly authorized by all requisite organizational action of Seller and SEACOR. Each of this Agreement and the Transition Services Agreement, as applicable, has been duly executed and delivered by each of Seller and SEACOR (assuming due authorization, execution and delivery by Buyer) and constitutes the legal, valid and binding obligations of each of Seller and SEACOR enforceable against each of Seller and SEACOR in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and similar Laws affecting creditors generally and by the availability of equitable remedies.

Section 3.3 Conflicts and Consents.

(a) Except as set forth in Schedule 3.3(a), the execution and delivery by each of Seller and SEACOR of this Agreement and the Transition Services Agreement, as applicable, and the consummation by each of Seller and SEACOR of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or constitute a violation of or default or event of default under (or any event that, with notice or lapse of time or both, would constitute a default or event of default under), or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under any provision of (A) the Organizational Documents of Seller, SEACOR, the Company or its Subsidiary or (B) any mortgage, indenture, loan agreement, bond, deed of trust, other agreement, commitment or obligation for the borrowing of money or the obtaining of credit or other material agreement to which Seller, SEACOR, the Company or its Subsidiary is a party or by which it may be bound or (ii) conflict with any Law or Order applicable or relating to Seller, SEACOR, the Company or its Subsidiary or to the Purchased Equity, other than, in the case of clause (ii), any conflicts, violations or defaults that would not reasonably be expected to have a Material Adverse Effect.

(b) Except (i) as set forth in Schedule 3.3(b) and (ii) for any Consents where the failure to obtain such Consents, either in any individual case or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, no Consent of any Governmental

Entity or other Person is required to be obtained in connection with the execution and delivery by each of Seller and SEACOR of this Agreement and the Transition Services Agreement, as applicable, or consummation by each of Seller and SEACOR of the transactions contemplated hereby or thereby.

Section 3.4 Title to the Purchased Equity. Seller is the sole owner beneficially and of record of all right, title and interests in the Purchased Equity, free and clear of any Liens. Upon the delivery of and payment for the Purchased Equity and completion of the Closing as provided in this Agreement, Seller shall have transferred to Buyer good and valid title to the Purchased Equity, free and clear of any Liens other than any Lien arising as a result of the regulatory status of Buyer pursuant to applicable securities Laws or arising by, through or under Buyer. Seller (a) is not a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of any of the Purchased Equity and (b) is not a party to any voting trust, proxy or other agreement or understanding with respect to any of the Purchased Equity. The Purchased Equity represents all issued and outstanding equity interests in the Company owned, directly or indirectly, by Seller.

Section 3.5 Litigation. Except as set forth in Schedule 3.5(a), the are no Proceedings pending or, to the knowledge of Seller, threatened against Seller or any of its Affiliates that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 3.6 Brokers and Finders. Other than Tudor, Pickering, Holt & Co., neither Seller nor any of its Affiliates has employed any broker or finder in connection with the transactions contemplated herein so as to give rise to any claim against Buyer, the Company or the Company’s Subsidiary for any brokerage or finder’s commission, fee or similar compensation.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

AS TO THE COMPANY AND ITS SUBSIDIARIES

Except as otherwise indicated on the Schedules, Seller represents and warrants to Buyer with respect to the Company and its Subsidiary, as follows:

Section 4.1 Corporate Status, etc.

(a) Schedule 4.1 lists all the Subsidiaries of the Company and their respective jurisdictions of incorporation or formation. The Company and each of its Subsidiaries is duly incorporated or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, and has full organizational power and authority to own, lease and operate its properties and to carry on its business as presently conducted.

(b) Seller has previously made available to Buyer true and complete copies of each of the Organizational Documents of the Company and its Subsidiary, as amended and in effect on the date hereof.

(c) The Company and its Subsidiary are duly qualified to do business and in good standing or are otherwise duly registered and licensed, as applicable, in each of the jurisdictions specified in Schedule 4.1, which includes each jurisdiction in which the nature and operations of its business or the properties owned, leased or operated by it makes such qualification necessary, except for those jurisdictions in which the adverse effects of all such failures by the Company and its Subsidiary to be qualified and in good standing could not in the aggregate reasonably be expected to have a Material Adverse Effect.

Section 4.2 Capitalization.

(a) The authorized share capital of the Company consists of 1,500 shares of common stock with no par value. As of the date hereof, there are 100 issued and outstanding Company common shares, which are duly authorized, validly issued, fully paid and nonassessable, issued in compliance with all applicable Laws, constitute all of the issued and outstanding shares in the capital stock of the Company and constitute the Purchased Equity.

(b) The authorized share capital of SEACOR Energy Canada consists of an unlimited number of common shares with no par value. As of the date hereof, there are 100 issued and outstanding SEACOR Energy Canada common shares, which are duly authorized, validly issued, fully paid and nonassessable, issued in compliance with all applicable Laws and constitute all of the issued and outstanding shares in the capital stock of SEACOR Energy Canada. The Company is the registered and beneficial owner of the SEACOR Energy Canada Shares, free and clear of all Liens

(c) Except as set forth in Schedule 4.2(c), there are no (i) preemptive or similar rights with respect to any class of securities of the Company or its Subsidiary, (ii) subscriptions, options, warrants, conversion, exchange or other rights, agreements or commitments of any kind obligating the Company or its Subsidiary to issue or sell, or cause to be issued and sold, any shares of capital stock or other equity interests of the Company or its Subsidiary or any securities convertible into or exchangeable for any such shares or other equity interests or (iii) stockholder agreements, voting trusts or other agreements or understandings to which the Company or its Subsidiary is a party or to which the Company or its Subsidiary is bound relating to the voting, purchase, redemption or other acquisition of any shares of the capital stock or other equity interests of the Company or its Subsidiary.

(d) Except for the Subsidiary and as set forth in Schedule 4.2(d), neither the Company nor its Subsidiary owns any capital stock of or other equity securities or interests in any other Person or is a party to any stockholder agreements, voting trusts or other written agreements or understandings relating to the voting, purchase, redemption or other acquisition of any shares of capital stock or equity interests in any other Person.

Section 4.3 Reports and Financial Statements. Seller has made available to Buyer: (a) true and complete copies of the Company’s unaudited consolidated balance sheet dated November 30, 2012 (the “Most Recent Balance Sheet Date”) and the related unaudited consolidated statements of income and retained earnings, cash flow and stockholders’ equity for the eleven (11) month period ended November 30, 2012 attached as Schedule 4.3(a) (collectively, the “Most Recent Financial Statements”), and (b) true and complete copies of the Company’s audited consolidated balance sheets dated December 31, 2011 (the “Annual Balance Sheet Date”) and December 31, 2010, including notes thereto, and the related unaudited consolidated statements of income, retained earnings cash flows and shareholders’ equity for the fiscal years then ended attached as Schedule 4.3(b) (collectively the “Annual Financial Statements” and collectively with the Most Recent Financial Statements, the “Financial Statements”). Except as set forth in Schedule 4.3, the Financial Statements (i) are based on the books and records of the Company, (ii) have been prepared in accordance with generally accepted accounting principles of the United States of America consistently applied (“GAAP”) (except as may be indicated in the notes thereto) throughout the periods indicated and (iii) present fairly in all material respects the assets, liabilities and financial condition of the Company and its Subsidiary as of such dates and the results of the operations of the Company and its Subsidiary for such periods; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (the effect of which will not be materially adverse) and lack footnotes and other presentation items (that, if presented, would not differ materially from those presented in the Annual Financial Statements).

Section 4.4 Absence of Undisclosed Liabilities. Except for (a) liabilities reflected or reserved against in accordance with GAAP in the Financial Statements, (b) liabilities reflected in Schedule 4.4 or (c) liabilities that were incurred after the Most Recent Balance Sheet Date in the Ordinary Course, neither the Company nor its Subsidiary has any liabilities (whether accrued, absolute, contingent or otherwise) that would be required to be disclosed on a balance sheet prepared in accordance with GAAP.

Section 4.5 Absence of Certain Changes or Events. Since the Most Recent Balance Sheet Date, except as set forth in Schedule 4.5, there has not been:

(a) any material change by the Company or its Subsidiary in accounting methods, principles or practices, except as required by Law or by changes in GAAP;

(b) other than in the Ordinary Course, any entry by the Company or its Subsidiary into any material loan, lease, purchase or sale of assets, borrowing or capital expenditure;

(c) any change or development in or affecting the business or operations of the Company and its Subsidiary taken as a whole that has had, or would reasonably be expected to have, a Material Adverse Effect;

(d) declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(e) material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(f) material damage, destruction or loss (whether or not covered by insurance) to its property;

(g) acceleration, termination, material modification to or cancellation of any Material Contract to which the Company is a party or by which it is bound;

(h) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(i) action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

(j) any contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.6 Tax Matters. Except as set forth on Schedule 4.6:

(a) All federal income and other material Tax Returns required to be filed on or before the Closing Date by or with respect to the Company and its Subsidiary have been duly filed or the time for filing such Tax Returns shall have been validly extended to a date after the Closing Date. Except for Taxes reflected or reserved against in the Financial Statements, the Company and its Subsidiary have paid all Taxes required to be paid, regardless of having been shown as due on any Tax Returns and with respect to Taxes not yet due, all such Taxes not yet paid have been appropriately reserved against in accordance with GAAP.

(b) There is no written agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material Taxes of the Company or its Subsidiary, and no power of attorney with respect to any such Taxes has been executed or filed with the IRS or any other taxing authority that remains in force.

(c) No audits or other administrative proceedings or court proceedings are presently pending with respect to any Taxes owed by the Company or its Subsidiary and none are threatened in writing. The Company and the Subsidiary have not received from any foreign, federal, state or local taxing authority (including jurisdictions where either the Company or the Subsidiary has not filed Tax Returns) any written notice indicating an intent to open an audit or other review, request for information relating to Tax matters, or notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority against the Company or the Subsidiary.

(d) All material Taxes required to be withheld by the Company or its Subsidiary have been duly and timely withheld, and such withheld Taxes have been duly and timely paid to the appropriate Governmental Entity.

(e) There are no liens for Taxes on any of the assets of the Company or the Subsidiary except for liens for Taxes not yet due and payable.

(f) Neither the Company nor the Subsidiary has been a party to or is bound by any Tax indemnity, Tax sharing or Tax allocation agreement, or any other contract, obligation, understanding or agreement to pay the Taxes of another Person or to pay the Taxes with respect to transactions relating to any other Person.

(g) Seller has filed all federal income and other material Tax Returns required to be filed by it, and has paid all material Taxes required to be paid by it (regardless of having been shown as due on any Tax Return). Neither the Company nor the Subsidiary has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, by operation of Law or otherwise.

(h) The Company will not be required to include any item of income, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing, (ii) closing agreement (as described in Section 7121 of the Code) executed on or prior to the Closing, (iii) installment sale or open transaction disposition made on or prior to the Closing (iv) prepaid amounts received on or prior to the Closing or (v) intercompany transaction existing, or excess loss account occurring, on or prior to the Closing.

(i) The Company and the Subsidiary have never been a party to any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2).

(j) Neither the Company nor the Subsidiary has been a “controlled corporation” or a “distributing corporation” in any distribution of stock qualifying for taxfree treatment under Section 355 of the Code occurring during the two-year period ending on the date hereof, or otherwise as part of a plan or arrangement that includes the transactions contemplated by this Agreement.

(k) The Company is not and has not been “United States real property holding corporations” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l) The Company and the Subsidiary have not filed with respect to any item a disclosure statement pursuant to Section 6662 of the Code or any comparable disclosure with respect to state, local and/or foreign Tax statutes.

Section 4.7 Litigation. Except as set forth in Schedule 4.7, there are no material Proceedings pending or, to the knowledge of Seller, threatened against the Company in writing or its Subsidiary before any Governmental Entity, which, if determined adversely to the Company and its Subsidiary, would reasonably be expected to have a Material Adverse Effect. Schedule 4.7 lists all material Orders applicable to the Company or its Subsidiary.

Section 4.8 Compliance with Laws. Except as set forth in Schedule 4.8, the operations of the Company and its Subsidiary are conducted in compliance with all applicable Laws except for possible violations that would not reasonably be expected to have a Material Adverse Effect. No written notice of any material investigation or material review has been received by the Company or its Subsidiary, and, to the knowledge of Seller, no material investigation or material review is threatened by any Governmental Entity with respect to any alleged violation by the Company or its Subsidiary of any Law or Order applicable to the Company or its Subsidiary. This Section 4.8 does not relate to Section 4.6 (Tax Matters), Section 4.9 (Employee Benefits) or Section 4.16 (Environmental Matters).

Section 4.9 Employee Benefits.

(a) Schedule 4.9(a) contains a complete and accurate list of all “employee benefit plans,” within the meaning of Section 3(3) of ERISA, currently maintained, sponsored, contributed to or required to be contributed to by the Company or its Subsidiary or under which the Company or its Subsidiary has or would have any liability (direct or indirect, contingent or otherwise) for premium or benefits and all employment, consulting, bonus, incentive or deferred compensation, pension, retirement, profit-sharing, savings, stock option or other equity-based, severance, medical, life, disability, accident and other material, fringe benefit plans and arrangements currently maintained, sponsored, contributed to or required to be contributed to by the Company or its Subsidiary or under which the Company or its Subsidiary has any liability for premiums or benefits, or without limiting the foregoing that is maintained or contributed to by an ERISA Affiliate for any current or former employees or directors of the Company or its Subsidiary and their dependents (collectively, the “Plans”).

(b) Each Plan has been operated and administered in accordance with its terms and with applicable Law, including ERISA and the Code, where applicable, except for any failure to so operate and administer any Plan that would not reasonably be expected to result in a Material Adverse Effect. Each Plan which is intended to be qualified under section 401(a) of the Code has timely received a favorable determination letter from the IRS or an application for a determination letter is currently pending with the IRS for all requirements for which a determination may be obtained. Except as set forth in Schedule 4.9(b), there is no pending or, to the knowledge of Seller, threatened Proceeding relating to the Plans (other than routine claims for benefits). Neither the Company nor its Subsidiary has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, would reasonably be expected to subject the Company or its Subsidiary to a Tax imposed under the Code or a violation of ERISA, including any under section 502(i) of ERISA which would reasonably be expected to result in a Material Adverse Effect.

(c) None of the Company, its Subsidiary or any ERISA Affiliate sponsors or contributes to or has or could have any liability (direct or indirect, contingent or otherwise) with respect to a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code or a Multiemployer Plan, multiple employer plan under ERISA, multiple employer welfare arrangement under ERISA or funded under a voluntary employee benefits association which would reasonably be expected to result in a Material Adverse Effect. No Plan is a “registered pension plan” as defined in Section 248(1) of the Income Tax Act (Canada).

(d) With respect to each Plan, the Company has provided or made available to Buyer true and complete copies of the following documents, to the extent applicable: (i) the most recent Plan document and all amendments thereto, (ii) the most recent Form 5500 filed with the IRS, (iii) the most recent summary plan description and (iv) the most recent determination letter issued by the IRS.

(e) Except as set forth on Schedule 4.9(e), no Plan or Multiemployer Plan provides former employees of the Company or its Subsidiary with post-employment benefits by reason of employment with the Company or its Subsidiary, other than (i) as mandated by Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA, (ii) pension benefits payable under any Plan or (iii) where the cost thereof is borne entirely by the former employee (or his or her eligible dependents).

(f) Except as set forth on Schedule 4.9(f) or otherwise provided by this Agreement, the consummation of the transactions contemplated by this Agreement will not result in the acceleration of the vesting or timing of payment of any compensation or benefits payable under any Plan to or in respect of any employee of the Company or its Subsidiary. The Transaction will not constitute a “change of control” for purposes of Code Section 280G or Code Section 4999. No amounts that vest or that are paid or payable in connection with the Transaction under a Plan or by Seller, the Company or its Subsidiary will result in an imposition of the excise tax under Code Section 409A.

Section 4.10 Permits. Except as otherwise set forth in Schedule 4.10, the Company and its Subsidiary hold all material Permits necessary for the operation of their respective businesses as presently conducted. All such Permits are in full force and effect in all material respects and no Proceedings are pending, or to the knowledge of Seller, threatened by a Governmental Entity for the suspension, revocation or termination of any such Permits which if determined adversely to the Company and its Subsidiary would reasonably be expected to have a Material Adverse Effect. To the knowledge of Seller, neither the Company nor its Subsidiary is in default in any material respect under any such Permit. This Section 4.10 does not relate to environmental matters, which are instead the subject of Section 4.16.

Section 4.11 Leases.

(a) Schedule 4.11(a) contains a true and complete list of all Leased Real Property.

(b) Except as set forth in Schedule 4.11(b), the Leased Real Property, together with easements appurtenant thereto, includes all of the real property used or held for use in connection with or otherwise required to carry on the business in all material respects of the Company and its Subsidiary as conducted in the Ordinary Course.

(c) Schedule 4.11(c) contains a true and complete list of all real property leases relating to the Leased Real Property to which the Company or its Subsidiary is a party or is bound (the “Leases”). The Company has made available to Buyer true and complete copies of the Leases. Except as disclosed in Schedule 4.11(c), (i) each of the Leases is in full force and effect and, to the knowledge of Seller, is enforceable against the landlord which is party thereto in accordance with its terms, and (ii) none of the Company, its Subsidiary or, to the knowledge of Seller, any other party thereto, is in default under any Lease, except (x) in the case of clause (i), as such enforceability may be limited by bankruptcy, insolvency, reorganization and similar Laws affecting creditors generally and by the availability of equitable remedies, and (y) in the cases of clauses (i) and (ii), for such failures to be enforceable or such defaults as would not reasonably be expected to result in a Material Adverse Effect.

Section 4.12 Sufficiency of Assets; Title. Except as set forth in Schedule 4.12, (i) the assets, properties and rights of the Company and its Subsidiary comprise all of the material assets, properties and rights of every type and description, whether real or personal, tangible or intangible, necessary for the continued operation of the business in all material respects of the Company and its Subsidiary as conducted in the Ordinary Course and (ii) except for contractual liens, the Company or its Subsidiary has good title to, or holds pursuant to valid and enforceable leases, such assets, properties and rights, free and clear of all Liens.

Section 4.13 Intellectual Property. Schedule 4.13 sets forth a true and complete list, as of the date hereof, of all Company Intellectual Property. The term “Intellectual Property” means all material trademarks, service marks, trade names, copyrights, software (other than commercially available software) and patents, including registrations and applications to register or renew the registration of any of the foregoing. The term “Company Intellectual Property” means Intellectual Property owned by the Company or its Subsidiary free and clear of all Liens that is necessary for the conduct of the business of the Company and its Subsidiary consistent in all respects with the past practices of the business of the Company and its Subsidiary as currently conducted. Except as set forth in Schedule 4.13, (i) the conduct of the business of the Company and its Subsidiary as currently conducted does not infringe on the Intellectual Property rights of any third party and (ii) there is no claim of any Person that challenges the rights of the Company or its Subsidiary in respect of any Intellectual Property; except, in each case, for infringements or claims that would not reasonably be expected to result in a Material Adverse Effect. In the past 12 months, there has been no failure or other material substandard performance of any computer systems which has caused any material disruption to the business of the Company and its Subsidiary.

Section 4.14 Material Contracts.

(a) Schedule 4.14(a) contains a true and complete list, as of the date hereof, of all Material Contracts. The term “Material Contracts” means all of the following types of contracts and agreements to which the Company or its Subsidiary is a party:

(i) all material written contracts and agreements with current officers, other employees, consultants, contractors, advisors or sales representatives of the Company and its Subsidiary, other than (A) contracts and agreements that by their terms may be terminated or canceled by the Company or its Subsidiary thereof with notice of not more than the greater of sixty (60) days and the period of notice required under applicable Law, in each case, without penalty, and (B) contracts and agreements relating to severance payments not in excess of $25,000 in any one case;

(ii) any severance, bonus (including sale bonus), deferred compensation, pension, success, change of control, retention, profit sharing, option, equity incentive or retirement plan, contract or arrangement or other similar Plan or arrangement;

(iii) all collective bargaining agreements, active certificates of bargaining authority or other agreements with any labor union currently representing employees of the Company or its Subsidiary;

(iv) all mortgages, indentures, security agreements, notes, loan or credit agreements or guarantees of the indebtedness of a third party (other than the Company or its Subsidiary) or other similar financial contracts;

(v) all bonds, letters of credit and other similar credit support instruments maintained by the Company or its Subsidiary with any Governmental Entity or third party;

(vi) any contract that constitutes a swap, sale or other exchange of commodities or other hedging agreement;

(vii) any agreement relating to the purchase and sale of oil, natural gas, hydrocarbons and/or liquid petroleum products;

(viii) all material joint venture, limited partnership, teaming agreements or profit or loss sharing agreements and agreements or commitments to make an equity investment in any Person;

(ix) contracts, agreements and other instruments and arrangements (or group of related contracts, agreements or other instruments and arrangements) for the purchase by the Company or its Subsidiary of materials, supplies, products or services, and contracts, agreements and other instruments or arrangements (or group of related contracts, agreements or other instruments and arrangements) for the sale or provision by the Company or its Subsidiary of materials, supplies, products or services, in each case, that are either not terminable on notice of sixty (60) days or less without penalty or that terminate by their terms on or before December 31, 2012, and under which the amount that would reasonably be expected to be paid or received by the Company or its Subsidiary exceeds $50,000 per annum or $100,000 in the aggregate;

(x) any agreement or series of related agreements, including any option agreement, relating to the acquisition or disposition by any Company or its Subsidiary of any business, a material amount of stock or assets of any other Person or any material real property (whether by merger, sale of stock or securities, sale of assets or otherwise);

(xi) any agreement that (A) materially limits the freedom of the Company or its Subsidiary to knowingly solicit any Person or compete in any line of business or with any Person or in any area or that would so limit the freedom of the Company or its Subsidiary after the Closing, or (B) contains material exclusivity obligations or restrictions binding on the Company or its Subsidiary;

(xii) any non-disclosure or confidentiality agreement not entered into in the Ordinary Course;

(xiii) stockholder agreements, voting trusts or other agreements or understandings to which the Company or its Subsidiary is a party or to which the Company or its Subsidiary is bound relating to the voting, purchase, redemption or other acquisition of any securities of the Company or its Subsidiary;

(xiv) any agreement or commitment providing for capital expenditures in excess of $10,000 in any one year; and

(xv) any contract or agreement entered into other than in the Ordinary Course involving aggregate payments in excess of $25,000, to be made by or to the Company or its Subsidiary after the date hereof.

(b) Except as set forth on Schedule 4.14(b), neither the Company nor its Subsidiary, nor to the knowledge of Seller, any other party thereto, is in material default under any Material Contract, and each Material Contract is in full force and effect as to the Company or its Subsidiary party thereto, and to the knowledge of Seller, as to each other party thereto.

Section 4.15 Insurance. Schedule 4.15 lists all general corporate policies of insurance relating to the Company and its Subsidiary in effect as of the date hereof. All such policies are in full force and effect, all premiums due thereon have been paid, and the Company and its Subsidiary have complied in all material respects with the provisions thereof. Each policy referred to above is valid and binding and in full force and effect, no premiums due thereunder have not been paid and Seller has not received any written notice of cancellation or termination in respect of any such policy.

Section 4.16 Environmental Matters.

(a) Except as would not reasonably be expected to have a Material Adverse Effect, (i) the Company and its Subsidiary are in compliance in all material respects with all applicable Environmental, Health and Safety Laws and (ii) to the knowledge of Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) would constitute or result in a violation by either the Company or its Subsidiary of, or a failure on its part to comply with, any applicable Environmental, Health and Safety Law, or (B) would give rise to any obligation on the part of either of the Company or its Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action under or pursuant to any applicable Environmental, Health and Safety Laws.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiary possess and are in compliance in all material respects with all Permits relating to the applicable Environmental, Health and Safety Laws necessary to conduct the business of the Company and its Subsidiary as of the Closing Date.

(c) Except as would not reasonably be expected to have a Material Adverse Effect, neither the Company and its Subsidiary has manufactured, generated, used, transported, stored, treated or disposed of or arranged for the disposal of Hazardous Substances in violation of any applicable Environmental, Health and Safety Laws.

(d) Except as set forth in Schedule 4.16(d), (i) to the knowledge of Seller, no Proceeding is threatened against the Company or its Subsidiary alleging any material violation or material liability under applicable Environmental, Health and Safety Laws and (ii) no written notice has been received by the Company or its Subsidiary alleging any material violation of or material liability under any applicable Environmental, Health and Safety Laws, or requiring or seeking to impose upon the Company or its Subsidiary, any obligation under any Environmental, Health and Safety Law.

(e) The representations and warranties made by Seller in this Section 4.16 are the only representations and warranties made by Seller in this Agreement, or otherwise to Buyer regarding environmental or health and safety matters, Environmental, Health and Safety Laws, or Hazardous Substances.

Section 4.17 Labor Matters. Neither the Company nor its Subsidiary has any obligation or responsibility with respect to and no employee is covered by a collective bargaining agreement. Except as set forth in Schedule 4.17, (a) there is no labor strike, material labor dispute or concerted work stoppage, or other employee or employment related Proceeding currently pending or, to the knowledge of Seller, threatened, and, since the Annual Balance Sheet Date, neither the Company nor its Subsidiary has experienced any labor strike or material concerted labor dispute or other employee or employment related Proceeding and (b) the Company and its Subsidiary have complied with all applicable labor and employment Laws in connection with the employment of their respective employees, except for any failure to comply that would not reasonably be expected to result in a Material Adverse Effect.

Section 4.18 Affiliate Transactions.

(a) Schedule 4.18 sets forth a list of all services provided by Seller or any Affiliate of Seller (other than the Company and its Subsidiary) to the Company and its Subsidiary that are (i) material to the Company and (ii) which cannot be readily obtained from a third party on arms-length terms.

(b) Except as set forth in Schedule 4.18, (i) neither the Company nor its Subsidiary or their officers, managers, directors or members are party to any agreement with Seller or any Affiliate of Seller (other than the Company and its Subsidiary) and (ii) no indebtedness is outstanding between the Company or its Subsidiary, on the one hand, and Seller or an Affiliate of Seller (other than the Company and its Subsidiary) on the other hand.

Section 4.19 Disposal of Crude Oil. The Company has removed the approximately 21,000 barrels of crude oil previously held at Gateway as “tank bottom” or “line fill”.

Section 4.20 Imbalances. Except as set forth in Schedule 4.20, there are no Pipeline Imbalances in excess of $25,000 that have arisen in connection with the business operations of the Company and its Subsidiary.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as otherwise indicated on the Schedules referenced below, Buyer represents and warrants to Seller as follows:

Section 5.1 Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware.

Section 5.2 Authorization, etc. Buyer has full power and authority to execute and deliver this Agreement and the Transition Services Agreement, and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Transition Services Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Buyer. This Agreement and the Transition Services Agreement have been duly executed and delivered by Buyer and constitutes (assuming due authorization, execution and delivery by the other parties thereto), the legal, valid and binding obligation of Buyer enforceable against Buyer, in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and similar Laws affecting creditors generally and by the availability of equitable remedies.

Section 5.3 Conflicts, Consents.

(a) The execution and delivery by Buyer of this Agreement and the Transition Services Agreement and the consummation by Buyer of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (or any event that, with notice or lapse of time or both, would constitute a default under), or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, any provision of (i) Buyer’s Organizational Documents, or (ii) any mortgage, indenture, loan agreement, note, bond, deed of trust, other agreement, commitment or obligation for the borrowing of money or the obtaining of credit or other material agreement to which Buyer is a party or by which it may be bound, or (iii) any Law or Order applicable or relating to Buyer, other than, in the case of clause (ii) or (iii), any conflicts, violations or defaults that would not reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.

(b) No Consent of any Governmental Entity or other Person is required to be obtained in connection with the execution and delivery by Buyer of this Agreement and the Transition Services Agreement or the consummation by Buyer of the transactions contemplated hereby or thereby.

Section 5.4 Litigation. There is no Proceeding pending or, to the knowledge of Buyer, threatened against Buyer that would have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.

Section 5.5 Purchase for Investment. Buyer is acquiring the Purchased Equity for its own account for investment and not with a view toward any resale or distribution thereof except in compliance with the Securities Act of 1933, as amended (the “Securities Act”). Buyer acknowledges receipt of advice from the Company and its Subsidiary to the effect that the Purchased Equity has not been registered under the Securities Act or any state securities Laws.

Section 5.6 Sufficient Funds. Buyer has sufficient funds available to consummate the transactions contemplated hereby and to pay the Purchase Price and all fees and expenses related to the transactions contemplated by this Agreement with respect to which Buyer or any of its Affiliates are responsible.

Section 5.7 Brokers and Finders. Buyer has not employed any broker or finder in connection with the transactions contemplated herein so as to give rise to any claim against Seller, the Company or the Company’s Subsidiary for any brokerage or finder’s commission, fee or similar compensation.

Section 5.8 Inspections, No Other Representations. Buyer is an informed and sophisticated purchaser, and has engaged advisors experienced in the evaluation and purchase of companies such as the Company and its Subsidiary and the transactions contemplated hereunder. Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the Transition Services Agreement. Buyer acknowledges that it has been given access to the key employees, documents and facilities of the Company and its Subsidiary and has undertaken, prior to the date hereof, such further investigation and review as it has deemed necessary. Buyer agrees to accept the Company and its Subsidiary in the condition they are in at the Closing based upon its own inspection, examination and determination with respect thereto as to all matters, and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Seller, or any other Person, except as expressly set forth in this Agreement. Without limiting the generality of the foregoing, Buyer acknowledges that Seller has not made any representation or warranty with respect to (a) any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or its Subsidiary or the future business and operations of the Company or its Subsidiary, or (b) any other information or documents made available to Buyer or its counsel, accountants or advisors with respect to the Company or its Subsidiary or their respective businesses or operations, except as expressly set forth in this Agreement. The agreements, acknowledgments and representations made by Buyer pursuant to this Section 5.8 are made for and on behalf of itself.

ARTICLE VI

COVENANTS

Section 6.1 Directors and Officers.

(a) Buyer agrees that, after the Closing, all rights to exculpation, indemnification and advancement under the Organizational Documents of the Company or its Subsidiary, as applicable and as in effect as of immediately prior to the Closing, as applicable in favor of each present and former director, manager or officer of the Company and its Subsidiary (each, a “Company Indemnified Party”, collectively, the “Company Indemnified Parties”) for any matters or claims relating to any action or alleged action or failure to act or alleged failure to act occurring prior to the Closing shall continue in full force and effect for a period of six (6) years after the Closing unless otherwise required by applicable Law; provided, however, that the provisions of the Organizational Documents of the Company or its Subsidiary may be amended or modified after the date of this Agreement but that no such amendment or modification shall limit the obligations set forth in this Section 6.1.

(b) Concurrently with the Closing, Seller shall procure and purchase or cause to be purchased, an extended reporting period for directors’ and officers’ and fiduciary liability policies (“Tail Policy”) covering the Company Indemnified Parties for a period of six (6) years following the Closing Date and Buyer shall reimburse Seller for $25,000 of the expense to procure the Tail Policy. Buyer agrees, and will cause the Company, not to take any action that would have the effect of limiting the aggregate amount of insurance coverage required to be maintained pursuant to this Section 6.1(b).

(c) If Buyer or the Company or the Company’s Subsidiary or any of their successors or assigns (i) shall merge or consolidate with or merge into any other Person and shall not be the surviving or continuing Person after the consummation of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Buyer or the Company or the Company’s Subsidiary shall assume all of the obligations set forth in this Section 6.1.

(d) The provisions of this Section 6.1 are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

Section 6.2 Tax Matters.

(a) From the date of this Agreement through and after the Closing Date, Seller, at its own expense, shall prepare and file as required by applicable Law with the appropriate taxing authority (or cause to be prepared and filed) in a timely manner (i) all consolidated, combined, unitary, affiliated or similar Tax Returns that include the Company or its Subsidiary, on the one hand, and Seller or any Affiliate of Seller, on the other hand, and (ii) all other Tax Returns of the Company and its Subsidiary that are required to be filed on or prior to the Closing Date. Except as otherwise required by Law, all such Tax Returns as they relate to the Company and its Subsidiary shall be prepared in a manner consistent with Seller’s recent past practices. For the avoidance of doubt, Seller shall be permitted to filed amended Tax Returns, in accordance with Seller’s recent past practices, with respect to the Tax Returns that are required to be prepared and filed pursuant to this Section 6.2(a), provided, however, that to the extent such amended Tax Returns would increase the Taxes of the Company or the Subsidiary for taxable periods beginning after the Closing Date, Seller shall not amend such Tax Returns without the prior written consent of Buyer, which shall not be unreasonably withheld or delayed.

(b) Buyer shall prepare and file as required by applicable Law with the appropriate taxing authority (or cause to be prepared and filed) in a timely manner all Tax Returns of the Company and its Subsidiary other than those described in Section 6.2(a). Buyer shall prepare all such Tax Returns in a manner that is consistent with Seller’s recent past practices, except as otherwise required by applicable Law, and make any such Tax Returns available for review by Seller no later than thirty (30) days prior to the due date for filing such Tax Returns to provide Seller with a meaningful opportunity to analyze and comment on such Tax Returns and for such Tax Returns to be modified, as appropriate, before filing. Buyer will consider any comments of Seller relating to Tax Returns described in the preceding sentence. In the event of any disagreement between Buyer and Seller relating to any such Tax Returns, such disagreement shall be resolved by an accounting firm of international reputation mutually agreeable to Seller and Buyer (the “Tax Accountant”), and any such determination by the Tax Accountant shall be final. The fees and expenses of the Tax Accountant shall be borne equally by Buyer, on the one hand, and Seller, on the other hand. Except as provided in Section 6.2(g), the portion of any Tax related to the Company or its Subsidiary payable with respect to any taxable period beginning on or before the Closing Date and ending after the Closing Date (a “Straddle Period”) that is allocable to the portion of the Straddle Period ending on the Closing Date shall be (i) in the case of property and similar ad valorem Taxes and any other Taxes not described in clause (ii) below, equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that fall on or prior to the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of sales and similar Taxes, employment Taxes and other Taxes that are readily apportionable based on an actual or deemed closing of the books, computed as if such taxable period ended as of the close of business on the Closing Date.

(c) After the Closing, Buyer and its Affiliates shall not amend any Tax Return of the Company or its Subsidiary that could impact Seller, without Seller’s consent, which shall not be unreasonably withheld delayed or conditioned.

(d) Buyer and Seller shall (and shall cause their respective Affiliates to) (i) provide the other party and its Affiliates with such assistance as may be reasonably requested in connection with the preparation of any Tax Return or any audit or other examination by any taxing authority or any judicial or administrative proceeding relating to Taxes, which shall include Buyer’s obligation to provide Seller, consistent with past practice (including with respect to timing for delivery), the information needed for the preparation of all consolidated, combined, unitary, affiliated or similar Tax Returns that include the Company or its Subsidiary, on the one hand, and Seller or any Seller Affiliate, on the other hand, and (ii) retain (and provide the other party and its Affiliates with reasonable access to) all records or information which may be relevant to such Tax Return, audit, examination or proceeding; provided that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties. During the seven (7) year period following the Closing, Seller shall not destroy any records or information relating to any Tax compliance matter or Tax liability of the Company or its Subsidiary without first notifying Buyer and offering Buyer the opportunity to make copies or to take possession of such records or information. Notwithstanding the above, Seller shall have no obligation to share with Buyer any consolidated, combined or unitary return or associated forms, documents or workpapers, that include Seller or any Affiliate.

(e) All refunds of Taxes (including interest actually received thereon from a relevant taxing authority) paid prior to the Closing, or for which Seller has provided indemnification pursuant to this Agreement shall be for the account of Seller, and Buyer shall pay such amounts, less any Taxes, costs or expenses incurred by Buyer, its Affiliates, the Company or its Subsidiary

in connection with the receipt of any such refund or interest, to Seller if such refunds are received by Buyer, the Company, the Company’s Subsidiary or any of their respective Affiliates.

(f) All Tax sharing agreements or similar agreements with respect to or involving the Company or its Subsidiary shall be terminated as of the Closing Date and, after the Closing Date, the Company and its Subsidiary shall not be bound thereby or have any liability thereunder.

(g) None of Buyer, the Company or any of their respective Subsidiaries shall make any election, and Buyer shall ensure that no such election is made, under Section 338 of the Code or any similar provision of Law with respect to the transactions contemplated by this Agreement.

(h) Seller and Buyer shall each be responsible for fifty percent (50%) of all transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes and fees (including any penalties and interest) incurred in connection with transactions contemplated by this Agreement (including any real property transfer Tax and any similar Tax) (“Transfer Taxes”). Buyer shall file all Tax Returns relating to Transfer Taxes.

(i) Buyer shall promptly notify Seller following receipt of any notice of audit or other proceeding relating to Taxes for which Seller may have an indemnification obligation under this Agreement; and Seller shall promptly notify Buyer following receipt of any notice of audit or other proceeding relating to any matter relating to the Company or its Subsidiary. Seller shall have the right to control any and all Tax audits or other proceedings relating to (i) all consolidated, combined, unitary, affiliated or similar Tax Returns that include the Company or its Subsidiary, on the one hand, and Seller or any Affiliate of Seller, on the other hand, and (ii) any taxable period that ends on or before the Closing Date; provided, however, that Buyer shall have the right to participate, at its own expense, in any audit or proceeding that relates solely to the Company or its Subsidiary. Seller shall not settle any proceeding referenced in the preceding sentence that would increase Taxes payable by the Company or the Subsidiary for taxable periods beginning after the Closing Date without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed. Buyer shall have the right to control all other audits or other proceedings relating to any Tax Return of the Company or its Subsidiary; provided, however, that Seller shall have the right to participate in any such audit or proceeding, at its own expense, to the extent that any such audit or proceeding may affect the indemnification obligations of Seller hereunder, and Buyer shall not settle any such proceeding without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed.

(j) Seller shall be liable for, and shall indemnify and hold the Buyer Indemnified Parties harmless against (without duplication), all Losses and Taxes suffered by the Company, its Subsidiary, Buyer or any of Buyer’s Affiliates arising out of, incident to, or as a result of: (i) any breach of any covenant of Seller contained in this Section 6.2; (ii) Taxes of or attributable to the Company for any Pre-Closing Tax Periods or the Subsidiary for any Tax period (including, in each case and for the avoidance of doubt, any Taxes arising as a result of the transactions contemplated by this Agreement); (iii) Taxes payable by the Company or the Subsidiary in any period by reason of the Company or the Subsidiary being severally liable for the Tax of any Person pursuant to Treasury Regulation Section 1.1502-6 or any analogous foreign, state or local Tax law in any Pre-Closing Tax Period or pre-closing portion of any Straddle Period; and (iv)

any amount required to be paid by the Company or the Subsidiary under an indemnification agreement (other than this Agreement) or on a transferee or successor liability theory, in respect of any Taxes of any Person, which indemnification agreement or application of transferee or successor liability theory relates to an acquisition, disposition or similar transaction occurring on or prior to the Closing Date.

(k) Notwithstanding anything to the contrary in this Agreement, the obligations of the parties set forth in this Section 6.2 shall survive until ninety (90) days after the expiration of the applicable statutory reassessment or appeal periods for the Taxes in question, having regard, without limitation to (i) any waiver given by the Company or the Subsidiary in respect of the Taxes in question and (ii) any entitlement of a taxing authority to assess or reassess the Company or the Subsidiary without limitation in the event of fraud or misrepresentation attributable to neglect, carelessness or willful default. Except as provided in Article VIII with respect to indemnification for the breaches of representations and warranties in Section 4.6 (Tax Matters), the rights and obligations of the Parties with respect to indemnification for any and all matters relating to Taxes and Tax Returns shall be governed solely by this Section 6.2.

(l) Without the written consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed, neither the Company nor its Subsidiary shall (i) make, revoke or amend any material election relating to Taxes, (ii) settle or compromise any material proceeding relating to Taxes, (iii) enter into a written and legally binding agreement with a taxing authority relating to material Taxes, (iv) file any material amended Tax Return, (v) seek or obtain any material Tax ruling, (vi) fail to file any Tax Return when due, (vii) waive or extend the statute of limitations in respect of Taxes (other than extensions of time to file Tax Returns) or (viii) except as required by Law, change any of its methods, policies or practices of reporting income or deductions for U.S. federal income tax purposes.

Section 6.3 Employee Benefits.

(a) From the Closing Date until at least the first (1st) anniversary thereof, Buyer shall, or shall cause the Company to, provide each employee of the Company and its Subsidiary immediately prior to the Closing Date who continues in such employment, or substantially similar employment, following the Closing Date (each a “Company Employee”) with employee benefits and compensation that are substantially comparable in the aggregate to the employee benefits and compensation for similarly situated Buyer employees. Seller will take all reasonably necessary actions to remove the Company and its Subsidiary as participating employers or otherwise to terminate the Company’s and its Subsidiary’s participation in the Plans and any other Seller or ERISA Affiliate employee benefit plan, policy or program. After Closing, the Company and its Subsidiary shall have no liability for events that occur after Closing with respect to any Plan or other Seller or ERISA Affiliate employee benefit plan, policy or program.

(b) With respect to each employee benefit plan in which any Company Employee becomes a participant after Closing that provides for medical insurance benefits or is a tax-qualified plan under Code Section 401(k) or vacation or severance benefits, Buyer shall, or shall cause the Company or its Subsidiary to, fully credit each participating Company Employee for all purposes under such plan for such Company Employee’s service with the Company or its Subsidiary prior to the Closing Date.

(c) From and after the Closing, Seller and its controlled group of which it is a part shall be solely responsible for providing COBRA continuation coverage pursuant to (i) Section 4980B(f) of the Code, Part 6 of Subtitle B of Title I of ERISA and similar state Law to those individuals who are M&A qualified beneficiaries (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(b)) with respect to the transactions contemplated by this Agreement (the “M&A Qualified Beneficiaries”), and (ii) Title III of Division B of the American Recovery and Reinvestment Act of 2009, as amended, and all guidance promulgated thereunder, to the extent applicable with respect to the M&A Qualified Beneficiaries.

Nothing in this Section 6.3 shall (i) create any third-party beneficiary rights in any Person, including any Company Employee (and any beneficiary or dependent thereof) or (ii) obligate the Company, Buyer, Seller or any of their respective Affiliates to retain the employment of any particular employee or require Buyer or the Company to maintain or continue any Plan or any other employee benefit plan, policy or program.

Section 6.4 Use of Names. As soon as reasonably practicable but in no event later than thirty (30) days following the Closing Date, Buyer shall, and shall cause its Affiliates to (i) cease to use the name “SEACOR” or any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto (collectively, the “Seller Subject Marks”) and (ii) remove, strike over or otherwise obliterate all Seller Subject Marks from all materials including, without limitation, any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, computer software and other materials.

Section 6.5 Personal Information. After Closing, Buyer shall not, and shall cause its Affiliates and the Company and its Subsidiary not to, use or disclose information about identifiable individuals, as defined in applicable Laws (including in Canada) relating to privacy other than for the purpose of carrying on the business of the Company or its Subsidiary, or use or disclose such information for purposes other than those for which such information was collected by the Company or its Subsidiary, except with the consent of the individuals to whom such information relates or as otherwise required by applicable Laws.

Section 6.6 Release. As a material inducement to Buyer to enter into this Agreement, Seller, on behalf of itself, agrees not to sue and fully releases and discharges the Company, its Subsidiary, and their respective directors, officers, employees, assigns and successors (collectively, the “Releasees”), with respect to and from any and all Losses and Liens, covenants or Proceedings, of whatever kind or nature in Law, equity or otherwise, whether now known or unknown, and whether or not concealed or hidden, all of which Seller now owns or holds, will hold or own or has at any time owned or held against Releasees; provided, however, that nothing in this Section 6.6 will be deemed to constitute a release by Seller of any of its rights or benefits under this Agreement (including those rights pursuant to Article VIII), any claim arising from or relating to the transactions contemplated by this Agreement, any defenses, counterclaims, cross-claims or similar claims available to Seller in any Proceeding commenced by Buyer or the Company, or any other right or claim that shall arise out of events following the Closing that give rise to such right or claim.

Section 6.7 Non-Solicit.

(a) For a period of three (3) years from and after the date hereof, Buyer shall not, and shall cause its Subsidiaries (including the Company) not to, directly or indirectly, solicit or hire any employees of SEACOR or any of its Subsidiaries; provided, however, that Buyer or its Subsidiaries (including the Company) shall be free to conduct a general advertisement or solicitation program (including through search firms) that is not specifically targeted at any such persons.

(b) For a period of three (3) years from and after the date hereof, SEACOR shall not, and shall cause its Subsidiaries (including Seller) not to, directly or indirectly, solicit or hire any employees of Buyer, the Company or their respective Subsidiaries; provided, however, that SEACOR or Seller shall be free to conduct a general advertisement or solicitation program (including through search firms) that is not specifically targeted at any such persons.

(c) The covenants and undertakings contained in this Section 6.7 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 6.7 will cause irreparable injury to Seller or Buyer, as applicable, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of this Section 6.7 will be inadequate. Therefore, in addition to and not in limitation of any other rights or remedies Seller or Buyer, as applicable, may have at law or in equity, Seller or Buyer, as applicable, will be entitled to a temporary and permanent injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 6.7 without the necessity of proving actual damage or posting any bond whatsoever. The rights and remedies provided by this Section 6.7 are cumulative and in addition to any other rights and remedies Seller or Buyer, as applicable, may have at law or in equity.

(d) The parties hereto agree that, if any court of competent jurisdiction determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 6.7 is unreasonable, arbitrary or against public policy, then a lesser period of time, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

ARTICLE VII

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 7.1 Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date; provided, that (a) the Fundamental Representations shall survive the Closing indefinitely, and (b) the representations and warranties in Section 4.6 (Tax Matters), Section 4.9 (Employee Benefits) and Section 4.16 (Environmental Matters) shall survive the Closing for three (3) years. The covenants shall survive the Closing indefinitely or, if sooner, for the period contemplated by their respective terms. For the avoidance of doubt, (x) Seller’s obligations under Section 8.1(b)(v) shall only survive until the date that is twelve (12) months from the Closing Date and (y) Gateway’s obligations under Section 8.1(b)(iv) shall survive until the date that is three (3) years from the Closing Date. Notwithstanding the foregoing, any representation or warranty that would otherwise terminate in accordance with this Section 7.1 will continue to survive if a Claim Notice shall have been timely given under Article VIII on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article VIII.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Indemnification.

(a) Except as provided in Section 6.2, and subject to the limitations of this Section 8.1 and the other Sections of this Article VIII, Buyer and the Company shall indemnify the Seller Indemnified Parties on a joint and several basis in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to any breach of any representation or warranty (disregarding, for purposes of determining whether such representation or warranty is inaccurate any qualifications as to materiality, Material Adverse Effect or words of similar import) or nonfulfillment of or failure to perform any covenant or agreement on the part of Buyer contained in this Agreement.

(b) Except as provided in Section 6.2, and subject to the limitations of this Section 8.1 and the other Sections of this Article VIII, Seller, for purposes of Section 8.1(b)(i), Section 8.1(b)(ii), Section 8.1(b)(iii) and Section 8.1(b)(v), and Gateway, solely for purposes of Section 8.1(b)(iv), shall indemnify the Buyer Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject resulting from, arising out of or relating to:

(i) any breach of any representation and warranty of Seller contained in this Agreement (disregarding, for purposes of determining whether such representation or warranty is inaccurate any qualifications as to materiality, Material Adverse Effect or words of similar import);

(ii) any nonfulfillment of or failure to perform any covenant or agreement on the part of Seller contained in this Agreement;

(iii) the NGL Matter;

(iv) any liability under Environmental Health and Safety Laws arising on or prior to the Closing Date as a result of the Gateway Lease; and

(v) any liability or obligation of the Company or any of its Affiliates relating to the operation or conduct of the ethanol marketing business of the Company or any of its Affiliates on or prior to the Closing Date.

(c) Notwithstanding anything to the contrary in Section 8.1(b), (i) no amounts of indemnity shall be payable in the case of a claim by a Buyer Indemnified Party under Section 8.1(b)(i), Section 8.1(b)(iv) or Section 8.1(b)(v) unless and until the aggregate amount of Losses that Buyer Indemnified Parties have suffered, incurred, sustained or become subject to exceeds $250,000 in the aggregate (the “Deductible”), in which event the Buyer Indemnified Parties shall be entitled to recover indemnity for the amount of such Losses in excess of the Deductible, (ii) no Losses may be claimed under Section 8.1(b)(i), Section 8.1(b)(iv) or Section 8.1(b)(v), and shall not be counted toward the Deductible, unless the Losses resulting from any single claim or series of related claims arising out of the same facts, events or circumstances shall exceed $100,000 (the “Eligible Claim Threshold”), (iii) the maximum aggregate amount of Losses which may be recovered by the Buyer Indemnified Parties in respect of claims made under Section 8.1(b)(i) and Section 8.1(b)(v) is $1,400,000 (the “Cap”), and (iv) the maximum aggregate amount of Losses which may be recovered by the Buyer Indemnified Parties in respect of claims made under Section 8.1(b)(iv) is the Base Purchase Price less any amounts recovered by the Buyer Indemnified Parties under Section 8.1(b)(i) or Section 8.1(b)(v); provided, however, that the Eligible Claim Threshold, the Deductible and the Cap shall not apply to any claim by a Buyer Indemnified Party for a breach of any Fundamental Representation. In no event shall Seller or Gateway be liable for indemnification claims, individually or in the aggregate, in excess of the Purchase Price. For the avoidance of doubt, Buyer acknowledges and agrees that Seller shall have no liability with respect to claims made under Section 8.1(b)(iv) and Gateway shall have no liability or obligation under this Agreement except as specifically provided in Section 8.1(b)(iv).

(d) In addition to the foregoing, there shall be no liability for Losses of a Buyer Indemnified Party with respect to (i) any indirect, special, incidental, exemplary, consequential or punitive damages relating to the breach of this Agreement (except to the extent recovered in a Third Party Claim) or (ii) any Loss with respect to any matter to the extent that such matter was reflected in the determination of Final Working Capital.

(e) In addition to the foregoing, there shall be no liability for Losses of a Buyer Indemnified Party to the extent that the Loss for which the Buyer Indemnified Party is seeking indemnification directly or indirectly relates to, arises out of or results from (i) the closure, transfer, sale or termination of a real property lease for or at any Leased Real Property set forth in Schedule 4.11(a) on or after the Closing Date, (ii) any change in the use of all or part of any of the Leased Real Property set forth in Schedule 4.11(a) on or after the Closing Date to non-industrial use, or (iii) except as provided in Section 8.1(b)(iv), any investigation, cleanup, remedial or similar activity other than as required to comply with the minimum applicable standards acceptable to the relevant Governmental Entity under applicable Environmental,

Health and Safety Laws in effect and enforceable as of the Closing Date. Further, there shall be no liability for Losses of a Buyer Indemnified Party to the extent that the Loss for which the Buyer Indemnified Party is seeking indemnification directly or indirectly arises from, or relates to, any environmental sampling or testing conducted by or on behalf of any Buyer Indemnified Party of soil, subsurface strata, surface water, groundwater, sediments, ambient air or building materials at, on, under or within any portion of the Leased Real Property set forth in Schedule 4.11(a) unless such sampling or testing is conducted in response to an immediate, imminent and substantial threat to human health or the environment as required under applicable Environmental, Health and Safety Laws.

Section 8.2 Indemnification Procedure for Third Party Claims.

(a) In the event that any Proceeding for which an Indemnifying Party may be liable to an Indemnified Party hereunder is asserted or sought to be collected by a third party (“Third Party Claim”), the Indemnified Party shall promptly notify the Indemnifying Party in writing of such Third Party Claim (“Claim Notice”); provided, however, that the failure to provide prompt notice shall not release the Indemnifying Party from any obligations hereunder except to the extent such Indemnifying Party is materially prejudiced by such failure and shall not relieve such Indemnifying Party from obligations it may otherwise have under this Article VIII. The Claim Notice shall specify in reasonable detail the amount of the Loss, if known, and contain a reference to the provision(s) of this Agreement in respect of which such right of indemnification is claimed or arises. The Indemnified Party shall enclose with the Claim Notice a copy of all papers served with respect to such Third Party Claim, if any, and any other documents evidencing such Third Party Claim.

(b) Subject to Section 6.2(i) and except as provided in Section 8.2(c), the Indemnifying Party shall have the right to assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom (a “Third Party Defense”), including (i) the employment of counsel reasonably satisfactory to Seller in the case of Seller Indemnified Parties, or Buyer, in the case of Buyer Indemnified Parties, (ii) the obligation to pay all reasonable expenses in connection therewith and (iii) the right to settle or compromise the Third Party Claim with the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, delayed or conditioned; provided that no such consent shall be required if the settlement or compromise includes as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a complete release from all liability in respect of such Third Party Claim and requires only the payment of monetary damages and/or an admission of culpability on the part of the Indemnifying Party. The Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the Third Party Defense thereof, but the fees and expenses of such counsel shall be at the Indemnified Party’s expense, unless (A) the Indemnifying Party has agreed to pay the fees and expenses of such counsel, (B) the Indemnifying Party shall have failed promptly (after notice thereof from any Indemnified Party in compliance with this Agreement) to assume the defense of such Proceeding and employ counsel reasonably satisfactory to the Indemnified Party in any such Proceeding or (C) the named parties to any such Proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and such Indemnified Party reasonably believes that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party (in which case, if the Indemnified Party notifies the Indemnifying Party that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such Proceeding on behalf of the Indemnified Party); it being understood, however, that the Indemnifying Party shall not, in connection with any one such Proceeding or separate but substantially similar or related Proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one (1) separate firm of attorneys (together with appropriate local counsel) at any time for such Indemnified Party, which firm shall be designated by Seller in the case of Seller Indemnified Parties, or Buyer, in the case of Buyer Indemnified Parties, and shall be reasonably satisfactory to the Indemnifying Party. If the Indemnified Party so assumes the Third Party Defense of any Proceeding, the Indemnified Party will not, without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), settle, compromise or consent to the entering of any judgment in respect of which indemnity may be sought hereunder.

(c) With respect to the NGL Matter, Buyer acknowledges and agrees that Seller shall have the sole right to control any litigation or other legal, administrative or judicial proceeding related thereto and Buyer shall have no right to participate therein; provided, however, in the event that any Buyer Indemnified Party has been made a named party to such matter, Buyer shall have the right to employ separate counsel (together with appropriate local counsel) reasonably acceptable to Seller and to participate in the defense thereof, and the reasonable fees and expenses of such counsel shall be at Seller’s expense. Buyer shall have no consent rights to the employment of counsel by Seller or Seller’s right to settle or compromise the NGL Matter; provided, however, in the event that any Buyer Indemnified Party has been made a named party to such matter, Seller will not, without Buyer’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), settle, compromise or consent to the entering of any judgment in respect of the NGL Matter.

Section 8.3 Indemnification Procedures for Direct Claims. The Indemnified Party shall notify the Indemnifying Party in writing (a “Direct Claim Notice”) promptly of its discovery of any matter for which it is entitled to indemnification hereunder that does not involve a Third Party Claim (a “Direct Claim”), such notice to contain the information set forth in the following sentence. The Claim Notice shall specify in reasonable detail the amount of the Loss, if known, and contain a reference to the provision(s) of this Agreement in respect of which such right of indemnification is claimed or arises. Failure to provide a Direct Claim Notice shall not release the Indemnifying Party from any obligations hereunder except to the extent such Indemnifying Party is materially prejudiced by such failure and shall not relieve such Indemnifying Party from obligations it may otherwise have under this Article VIII. The Indemnifying Party shall have 60 days after its receipt of a Direct Claim Notice to respond in writing to such Direct Claim. The Indemnified Party will reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation will include providing reasonable access, during normal business hours and upon reasonable advance notice, to and copies of information, records and documents relating to such matters and providing access, during normal business hours and upon reasonable advance notice, to employees to assist in the investigation, defense and resolution of such matters. If the Indemnifying Party does not so respond within such 60 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.4 Calculation of Indemnity Payments.

(a) The Indemnified Party agrees to use its commercially reasonable efforts to pursue and collect on any recovery available under any insurance policies. The amount of Losses payable under this Article VIII by the Indemnifying Party in respect of a Third Party Claim or Direct Claim shall be reduced by any and all amounts that are recoverable by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor in respect of the Losses to which such Third Party Claim or Direct Claim relates. If the Indemnified Party receives any amounts under applicable insurance policies or from any other Person alleged to be responsible for any Losses in respect of a Third Party Claim or Direct Claim, subsequent to an indemnification payment by the Indemnifying Party in respect of a Third Party Claim or Direct Claim, then such Indemnified Party shall promptly pay to the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification up to the amount received by the Indemnified Party.

(b) The amount of Losses incurred by an Indemnified Party shall be reduced to take account of any net Tax benefit actually realized by the Indemnified Party arising from the incurrence or payment of any such indemnified amount.

Section 8.5 Exclusive Remedy. Except for (a) actions seeking specific performance of this Agreement, (b) such equitable remedies as may be available to enforce the provisions of Section 6.4, Section 6.6 and Section 6.7 of this Agreement, (c) claims against a party that such party has committed fraud, and (d) claims for amounts made under Section 6.2, each party understands and agrees that resort to the indemnity pursuant to this Article VIII shall constitute its sole right and exclusive remedy against the other party with respect to any matters arising from this Agreement or the transactions contemplated hereby.

Section 8.6 Adjustment to Purchase Price. Seller and Buyer agree to treat all payments made by Seller for the benefit of Buyer or payments made by Buyer for the benefit of Seller under all of the indemnification provisions (including under Section 6.2) of this Agreement as adjustments to the Purchase Price for Tax purposes and that such treatment shall govern for purposes hereof except to the extent that the Laws of a particular jurisdiction require otherwise.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Expenses.

(a) Except as specifically set forth in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, including, all professional fees and related expenses for services rendered by counsel, actuaries, auditors, accountants, investment bankers, experts, consultants and other advisors.

(b) Notwithstanding the foregoing in Section 9.1(a), any Transaction Related Expenses that are not paid by Seller or the Company at or before the Closing shall promptly be paid by Seller after the Closing, except to the extent that such Transaction Related Expense are included in the calculation of the Final Working Capital (in which event, such Transaction Related Expense shall promptly be paid by Buyer).

Section 9.2 Further Actions. Each party shall execute and deliver such certificates and other documents and take such other actions as may reasonably be requested by the other party in order to consummate or implement the transactions contemplated hereby.

Section 9.3 Post-Closing Access. Seller acknowledges and agrees that from and after the Closing, Buyer will be entitled to the originals of all books and records of the Company and its Subsidiary. Seller shall, upon the reasonable request and at the expense of Buyer, promptly deliver to Buyer such originals or copies of all such books and records and will cooperate with Buyer in the preparation and/or audit of historical financial statements for the business of the Company and its Subsidiary for such periods as may be reasonably requested by Buyer; provided, that (a) any such cooperation with Buyer in the preparation and/or audit of historical financial statements shall be conducted at reasonable times and on reasonable notice and shall not be disruptive to Seller’s employees or business, (b) neither the delivery of any books and records nor any cooperation in the preparation and/or audit of historical financial statements shall include the disclosure of confidential or privileged information and (c) shall be reasonable in scope. Buyer shall, upon the request and at the expense of Seller, permit Seller and its representatives full access at all reasonable times, to the books and records of each Company and its Subsidiary, and Buyer shall execute (and shall cause each Company and its Subsidiary to execute) such documents as Seller may reasonably request to enable Seller to file any required reports or Tax Returns relating to the Company or its Subsidiary; provided, however, that prior to receiving access to any of such books and records, Seller shall enter into a customary confidentiality agreement binding on it and any other Person to whom the information may be disclosed. Buyer shall not dispose of such books and records during the six (6)-year period beginning with the Closing without Seller’s consent, which shall not be unreasonably withheld, conditioned or delayed. Following the expiration of such six (6) year period, Buyer may dispose of such books and records at any time upon giving sixty (60) days prior written notice to Seller, unless Seller agrees to take possession of such books and records within 60 days at no expense to Buyer.

Section 9.4 Certain Limitations. It is the explicit intent and understanding of each of the parties that no party or any of its Affiliates, representatives or agents is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in Articles III, IV and V and no party is relying on any statement, representation or warranty, oral or written, express or implied, made by another party or such other party’s Affiliates, representatives or agents, including any statements set forth in any confidential information memorandum, the data room or the management presentations made available to Buyer, except for the representations and warranties set forth in such articles. EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE PARTIES EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY OR SUITABILITY AS TO ANY OF THE ASSETS OF THE BUSINESS AND, EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD THAT BUYER TAKES THE ASSETS OF THE COMPANY AND ITS BUSINESS “AS IS” AND “WHERE IS.” The parties agree that this is an arm’s-length transaction in which the parties’ undertakings and obligations are limited to the performance of their obligations under this Agreement. Buyer acknowledges that (a) it is a sophisticated investor, (b) it has undertaken a full investigation of the business of the Company and its Subsidiary and has been provided adequate information and access for such purpose, (c) it has relied solely on such investigation and the representations and warranties contained in Articles III and IV in making its decision to enter into this Agreement and the consummation of the transaction contemplated herein, (d) it has only a contractual relationship with Seller, based solely on the terms of this Agreement and (e) there is no special relationship of trust or reliance between Buyer and Seller.

Section 9.5 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally (with written confirmation of receipt), (b) mailed, certified or registered mail with postage prepaid (receipt requested), (c) sent by next-day or overnight mail or delivery or (d) sent by facsimile (with confirmation of transmission), addressed to the respective parties at the following addresses or numbers (or such other address or numbers for a party as shall be specified by like notice), as follows:

(i)	if to Seller, SEACOR or Gateway,

SEACOR Holdings Inc.

2200 Eller Drive

Fort Lauderdale, FL 33316

Fax: (954) 527-1772

Telephone: (954) 627-5206

Attention: Paul L. Robinson

with a copy to (which shall not constitute notice):

Milbank, Tweed, Hadley & McCloy, LLP

One Chase Manhattan Plaza

New York, New York 10005

Fax: (212) 822-5017

Telephone: (212) 530-5017

Attention: Jane Morgan

(ii)	if to Buyer

Par Petroleum Corporation

1301 McKinney, Suite 2025

Houston, Texas 77010

Fax: (713) 650-0502

Telephone: (713) 969-3293

Attention: John T. Young, Jr.

with a copy to (which shall not constitute notice):

Porter Hedges LLP

1000 Main, 36th Floor

Houston, Texas 77002

Fax: (713) 228-1331

Telephone: (713) 226-6649

Attention: E. James Cowen

or, in each case, at such other address as may be specified in writing to the other parties hereto.

All such notices, requests, demands, waivers and other communications shall be deemed to have been received (a) if by personal delivery on the day after such delivery, (b) if by certified or registered mail, on the seventh (7th) Business Day after the mailing thereof, (c) if by next-day or overnight mail or delivery, on the day delivered, or (d) if by facsimile and if sent during normal business hours of the recipient, that Business Day, and if not, then the next Business Day if sent after normal business hours of the recipient.

Section 9.6 Assignment, Successors. This Agreement shall not be assignable by either party hereto without the prior written consent of the other party and any attempt to assign this Agreement without such consent shall be void and of no effect. This Agreement shall inure to the benefit of, and be binding on and enforceable against, the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer any right, remedy or claim under or by reason of this Agreement upon any Person other than (a) the parties and successors and assigns permitted by this Section 9.6, (b) a Company Indemnified Party under Section 6.1, (c) a Buyer Indemnified Party under Section 6.2(j), (d) the Releasees under Section 6.6, (e) an Indemnified Party under Article VIII and (f) Milbank under Section 9.16.

Section 9.7 Amendment, Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement or failure to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at Law or in equity.

Section 9.8 Entire Agreement.

(a) This Agreement (including the Exhibits and Schedules referred to herein or delivered hereunder) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Further, prior drafts of this Agreement or any ancillary agreements hereto or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or any ancillary agreements hereto shall not be used as an aide of construction or otherwise constitute evidence of the intent of the parties hereto; and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of such prior drafts.

Section 9.9 Knowledge, Interpretation. For the purposes of this Agreement, the “knowledge” of Seller shall be deemed to consist solely of the actual knowledge of those individuals listed in Schedule 9.9(a) obtained in the normal course of their respective duties as officers of Seller, the Company or the Company’s Subsidiary, but without any further investigation or inquiry by any of them. For the purposes of this Agreement, the “knowledge” of Buyer shall be deemed to consist solely of the actual knowledge of those individuals listed in Schedule 9.9(b) obtained in the normal course of their respective duties as officers of Buyer, but without any further investigation or inquiry by any of them. The disclosure of any matter in the Schedules hereto shall be deemed to be a disclosure to such other section or sections of this Agreement to which it is readily apparent on the face of such disclosure that it applies. No disclosure on the Schedules hereto shall be deemed to constitute an admission by Seller, the Company or Buyer, or to otherwise imply, that any such matter is material for purposes of this Agreement.

Section 9.10 Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provisions in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative or unenforceable to any extent whatsoever.

Section 9.11 Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

Section 9.12 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. The signature of any party hereto to any counterpart hereof shall be deemed a signature to, and may be appended to, any other counterpart hereof. In the event that any signature to this Agreement or any ancillary agreement is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. Once signed, this Agreement may be delivered by facsimile or “.pdf” format, and any reproduction of this Agreement made by reliable means (e.g., photocopy, facsimile or “.pdf”) is considered an original.

Section 9.13 Governing Law. This Agreement and the rights and duties of the parties hereto hereunder shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, without giving effect to its principles or rules of conflict of Laws to the extent such principles or rules are not mandatorily applicable by law and would require or permit the application of the Laws of another jurisdiction.

Section 9.14 Enforcement of Agreement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. It is accordingly agreed that, in addition to any other applicable remedies at Law or in equity, the parties shall be entitled to an injunction or injunctions, without proof of damages, to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other party under this Agreement. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy available pursuant to this Section 9.14, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument in connection with or as a condition to obtaining any remedy available pursuant to this Section 9.14.

Section 9.15 Consent to Jurisdiction, etc.

(a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery located in New Castle County, Delaware or Federal court of the United States of America for the District of Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Delaware Court of Chancery or, to the extent permitted by Law, in such Federal court. Each of the parties hereto agrees that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in such Delaware Court of Chancery or such Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each of the parties hereto hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in this Section 9.15. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

Section 9.16 Waiver of Punitive and Other Damages and Jury Trial.

(a) THE PARTIES TO THIS AGREEMENT EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO RECOVER ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING LOSS OF FUTURE REVENUE OR INCOME, LOSS OF BUSINESS REPUTATION OR OPPORTUNITY RELATING TO THE BREACH OR ALLEGED BREACH OF THIS AGREEMENT OR DIMINUTION OF VALUE, OR SIMILAR DAMAGES IN ANY ARBITRATION, LAWSUIT, LITIGATION OR PROCEEDING ARISING OUT OF OR RESULTING FROM ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(c) EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.16.

Section 9.17 Conflict of Interest. If Seller so desires, and without the need for any consent or waiver by the Company, its Subsidiary or Buyer, Milbank shall be permitted to represent Seller after the Closing in connection with any matter, including anything related to the transactions contemplated by this Agreement or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, Milbank shall be permitted to represent Seller, any of its agents and Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (“dispute” includes litigation, arbitration or other adversary proceeding) with Buyer, the Company, the Company’s Subsidiary or any of their agents or Affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims for indemnification and disputes involving employment or noncompetition or other agreements entered into in connection with this Agreement. Upon and after the Closing, the Company and its Subsidiary shall cease to have any attorney-client relationship with Milbank, unless Milbank is specifically engaged in writing by the Company or its Subsidiary to represent such entity after the Closing and either such engagement involves no conflict of interest with respect to Seller or Seller consents in writing at the time to such engagement. Any such representation of the Company or its Subsidiary by Milbank after the Closing shall not affect the foregoing provisions hereof. For example, and not by way of limitation, even if Milbank is representing the Company or its Subsidiary after the Closing, Milbank shall be permitted simultaneously to represent Seller in any matter, including any disagreement or dispute relating thereto. Furthermore, Milbank shall be permitted to withdraw from any representation of the Company or its Subsidiary in order to be able to represent or continue so representing Seller, even if such withdrawal causes the Company, its Subsidiary or Buyer additional legal expense, delay or other prejudice.

Section 9.18 Currency. Except as otherwise expressly provided in this Agreement, all dollar amounts referred to in this Agreement are stated in the lawful currency of the United States of America.

Section 9.19 Guaranty. SEACOR (“Guarantor”) hereby, unconditionally and irrevocably, guarantees (this “Guaranty”), by way of an independent obligation to Buyer the due and punctual payment of all amounts due and payable by Seller to Buyer under or arising out of Section 1.2(b), Section 6.2, Article VIII and Section 9.1 after the date hereof, when and as the same shall arise and become due and payable in accordance with the terms of and subject to the conditions contained in this Agreement, including all limitations set forth in Article VIII (the “Guaranteed Obligations”). Guarantor guarantees as principal obligor and not as surety the prompt performance and payment of all Guaranteed Obligations, this being a guarantee of payment and not a guarantee of collection. This Guaranty is not contingent upon the pursuit by Buyer of any rights or remedies against Seller, such pursuit being hereby waived by Guarantor. The obligations, covenants, agreements and duties of Guarantor hereunder shall not be released, affected or impaired in any way by the voluntary or involuntary liquidation, sale or disposition of any assets of Buyer, or the merger or consolidation of Buyer with any other Person. This Guaranty shall be binding upon all successors and assigns of Guarantor.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

PAR PETROLEUM CORPORATION

By:	/s/ R. Seth Bullock
Name:	R. Seth Bullock
Title:	Chief Financial Officer

SEACOR ENERGY HOLDINGS INC.

By:	/s/ Peter Coxon
Name:	Peter Coxon
Title:	President

SEACOR HOLDINGS INC.

By:	/s/ Richard Ryan
Name:	Richard Ryan
Title:	Senior Vice President and Chief Financial Officer

GATEWAY TERMINALS LLC, solely with respect to Section 8.1(b)(iv)

By:	/s/ Lisa Manekin
Name:	Lisa Manekin
Title:	Vice President and Secretary

[SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT]